EXHIBIT 1.02

SMITH & WESSON HOLDING CORPORATION

CONFLICT MINERALS REPORT

FOR THE REPORTING PERIOD

JANUARY 1, 2013 TO DECEMBER 31, 2013

Conflict Minerals Report — May 30, 2014

INTRODUCTION

This Conflict Minerals Report for Smith & Wesson Holding Corporation (“SWHC,” “Company,” “we,” or “our”) is provided for the reporting period January 1, 2013 to December 31, 2013, and is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”), and the Public Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued by the Director of the Division of Corporation Finance of the Securities and Exchange Commission on April 29, 2014 (the “SEC Statement”). This Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain tin, tantalum, tungsten, or gold (“3TG,” also defined by the rule as “conflict minerals”), and who have reason to believe that the products they manufacture, or contract to manufacture, contain conflict minerals that are necessary to the functionality or production of those products. If the SEC registrant has reason to believe that any conflict minerals may have originated in the Democratic Republic of the Congo or an adjoining country, or is unable to determine the country of origin of those conflict minerals, the SEC registrant is required to submit a Conflict Minerals Report to the SEC that includes a description of the measures it took to exercise due diligence on the conflict minerals’ source and chain of custody.

COMPANY BACKGROUND

We are one of the world’s leading manufacturers of firearms. We manufacture a wide array of handguns (including revolvers and pistols), long guns (including modern sporting, bolt action, and single shot rifles), handcuffs, and firearm-related products and accessories for sale to a wide variety of customers, including gun enthusiasts, collectors, hunters, sportsmen, competitive shooters, individuals desiring home and personal protection, law enforcement and security agencies and officers, and military agencies in the United States and throughout the world. We are one of the largest manufacturers of handguns, modern sporting rifles, and handcuffs in the United States and an active participant in the hunting rifle market. We sell our products under the Smith & Wesson® brand, the M&P ® brand, the Thompson/Center Arms™ brand, and the Performance Center™ brand.

We manufacture our firearm products at our facilities in Springfield, Massachusetts; Houlton, Maine; and Deep River, Connecticut. We plan to continue to offer products that leverage the over 160 year old “Smith & Wesson” brand and capitalize on the goodwill developed through our historic American tradition by expanding consumer awareness of the products we produce. In addition, we pursue opportunities to license our name and trademarks to third parties for use in association with their products and services.

Conflict Minerals Report — May 30, 2014

REPORT

This Conflict Minerals Report is provided for the reporting period ended December 31, 2014 in accordance with the Rule, the instructions to Form SD, and the SEC Statement. Please refer to the Rule, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

In accordance with the Rule and the instructions to Form SD, SWHC undertook due diligence to determine the conflict minerals status of any conflict minerals used in its products. In conducting its due diligence, SWHC implemented the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (including the Supplements on Tin, Tantalum and Tungsten, and the Gold Supplement) (Second Edition OECD 2013) (“OECD Guidance”), an internationally recognized due diligence framework.

Design of Our Due Diligence Measures

Our conflict minerals due diligence measures have been designed to conform with the OECD Guidance, as applicable for tin, tantalum, tungsten, gold and downstream companies (as the term is defined in the OECD Guidance), in all material respects. The Company does not make direct purchases of raw ore or unrefined conflict minerals in the Covered Countries. We designed our due diligence measures to:

1.	design and implement strategies to determine the presence of conflict minerals in our products;

2.	establish management systems for supply chain due diligence and reporting compliance;

3.	identify and assess conflict minerals content in our supply chain; and

4.	report on our conflict minerals supply chain due diligence activities, as required by the Rule.

Due Diligence Measures Performed

Our due diligence measures included the following activities:

1.	We created a product taxonomy and reviewed it with company product managers, engineers, metallurgists and supply chain personnel, to determine which products or components have the possibility of containing conflict minerals.

2.	We surveyed any suppliers involved with products or components we determined could possibly contain conflict minerals, to ascertain for each of these conflict minerals (i) whether the product or component contained conflict minerals, (ii) the smelter or refiner where it was processed, (iii) its country of origin, and (iv) its mine of origin.

3.

We leveraged the due diligence conducted on smelters and refiners by the Conflict Free Sourcing Initiative (the “CFSI”), and its Conflict-Free Smelter Program (the “CFSP”), by comparing the names of the smelters identified by our suppliers to those identified as compliant in the CFSP. The CFSP uses independent private sector auditors to audit the source, including mines of origin, and chain of custody of the conflict minerals used by smelters and refiners that agree to

Conflict Minerals Report — May 30, 2014

participate in the CFSP. The smelters and refiners that are found to be CFSP compliant are those for which the independent auditor has verified that the smelter’s or refiner’s conflict minerals originated from conflict free mines and trading in the Democratic Republic of the Congo or any of its adjoining countries.

After conducting good faith due diligence on the presence of conflict minerals in certain of the Company’s products, SWHC has been unable to determine for the reporting period all smelters, refiners and the ultimate source of origin of such minerals.

INDEPENDENT PRIVATE SECTOR AUDIT

This Report has not been subject to an independent private sector audit in accordance with the SEC Statement and as otherwise allowed under the temporary accommodation provided under the Rule.

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